Exhibit 99.1

TSX-V: MAI	NEWS RELEASE	NASD-OTCBB: MNEAF

MINERA ANDES FINALIZES VARIOUS

AGREEMENTS WITH N. A. DEGERSTROM, INC.

SPOKANE, WA—DECEMBER 11, 2003—Minera Andes Inc. (TSX-V: MAI and US OTC BB: MNEAF) (the “Corporation”) is pleased to announce the conclusion of an agreement with N.A. Degerstrom, Inc. (Degerstrom), subject to the approval of the TSX Venture Exchange (“TSX-V”), for the termination of the existing Operating Agreement and Production Bonus Agreement, as well as the acquisition of the royalty held by Degerstrom over all of the existing properties held by the Corporation.

In terms of the agreements signed by the Corporation with Degerstrom in 1995, Minera Andes acquired various properties, intellectual assets and materials, consisting of Degerstrom’s total portfolio of exploration properties and activities in Argentina at that time. These agreements included an Operating Agreement in which Degerstrom provided ongoing logistical support and expertise to the Corporation.

The Corporation purchased these assets for shares and the properties formed the core of the exploration properties held by Minera Andes. In the agreements with Degerstrom, the Production Bonus Agreement consists of “Bonus” shares agreed to be issued by Minera Andes to Degerstrom at the time of completion of a bankable feasibility study on any property. A total of 1,213,409 shares are required to be issued.

With the progress now made on Huevos Verdes vein, the Corporation determined with Degerstrom that it would be appropriate to cancel the Operating Agreement and to conclude to finalize all payments due to Degerstrom, including amounts that may have become due in terms of the Royalty Agreement. All of Minera Andes properties are covered under the royalty which is calculated on a sliding scale of up to a 2 percent NSR, including the Huevos Verdes property in Santa Cruz province, presently being advanced in joint venture with Mauricio Hochschild & Cia. Ltda.

Minera Andes has agreed to make a payment of US$500,000 in cash to Degerstrom, on receipt of approval from the TSX-V for termination of the Operating Agreement, cancellation of the obligation to make payment of the Bonus shares and assignment of the Royalty Agreement. An additional payment of US$250,000 will be made to Degerstrom in the event that any property presently held by the Corporation, other than Huevos Verdes, reaches a production decision within the next 10 years.

Allen V. Ambrose, president of Minera Andes, said “The payment of this cash amount allows the Corporation to finalize matters with N. A. Degerstrom, Inc. and avoids issuing further shares in settlement of the Production Bonus. By acquiring the royalty over all the Corporation’s

Minera Andes Inc.	News Release 03-24 – Page 1

properties, we will be able to freely pursue their development or disposal as may best benefit Minera Andes over time as our current property base evolves. It is timely to finalize these negotiations because our most advanced project is anticipated to reach a production decision around mid-2004.

“N.A. Degerstrom, Inc. continues to be the Corporation’s largest shareholder and remains supportive of the Corporation and its progress.” The U.S.-based contract mining and construction firm holds 6,275,000 common shares, or about 10.5 percent of Minera Andes’ issued and outstanding common shares.

Minera Andes is a mining exploration corporation that is involved with approximately 10 projects on about 198,000 hectares (about 489,000 acres) of mineral exploration land in Argentina. The properties primarily contain gold, silver and copper mineralization targets. The Corporation is presently pursuing the further development of its co-owned gold/silver discovery property in Santa Cruz province, and is prospecting in other Argentine provinces. The Corporation presently has 59,640,865 issued and outstanding common shares.

It is anticipated that the closing of the transaction will take place before the end of the year upon receipt of TSX-V approval.

For further information, please contact: Art Johnson at the Spokane office, or Krister A. Kottmeier, investor relations—Canada, at the Vancouver office. Visit our Web site: www.minandes.com.

Spokane Office	Vancouver Office
3303 N. Sullivan Road Spokane, WA 99216 USA Phone: (509) 921-7322 E-mail: mineraandes@minandes.com	1000-355 Burrard Street Vancouver,B.C. V6C 2G8 Phone:(604) 689-7017; 877-689-7018 E-mail: ircanada@minandes.com

FORWARD-LOOKING STATEMENT—Although Minera Andes believes many of its properties have promising potential, its properties are in the early stages of exploration. None have yet been shown to contain proven or probable mineral reserves. There can be no assurance that such reserves will be identified on any property, or that, if identified, mineralization may be economically extracted. The Corporation’s results will be subject to known and unknown risks and uncertainties that may cause the Corporation’s actual results to in future periods to differ materially from forecasted or anticipated results. Among those factors which could cause actual results to differ materially are the following: the risks inherent in mineral exploration and the mining industry, the Corporation’s needs for additional capital, and other risk factors listed from time to time in the Corporation’s SEC reports.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

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